Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015, with respect to the consolidated financial statements and schedules included in the Annual Report of VEREIT, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of VEREIT, Inc. on Forms S-8 (File No. 333-176714 and No. 333-192587).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 23, 2016